UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
 UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
        15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number  0-15160

                    ATL Ultrasound, Inc.
 --------------------------------------------------------------
     (Exact name of registrant as specified in charter)

    22100 Bothell Everett Highway, Bothell, WA  98041-3003
                Telephone:  (425) 487-7000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Common Stock, par value $0.01 per share
Series A Participating Cumulative Preferred Stock Purchase Rights
 ---------------------------------------------------------------
   (Title of each class of securities covered by this Form)

                            None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                    Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: 1
               ---

Pursuant to the requirements of the Securities Exchange Act
of 1934
                    ATL Ultrasound, Inc.
 -------------------------------------------------------------
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  October 2, 1998         By:/s/Pamela L. Dunlap
                               -------------------------
                               Name: Pamela Dunlap
                               Title: Chief Financial Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.